Exhibit 10.2

TAX SHARING AGREEMENT

by and among

IAC/INTERACTIVECORP,

TICKETMASTER,

INTERVAL LEISURE GROUP, INC.,

HSN, INC.

and

TREE.COM, INC.

Dated as of
August 20, 2008

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of August 20, 2008, by and among IAC/InterActiveCorp, a Delaware corporation (“Parent”), Ticketmaster, a Delaware corporation and a wholly-owned subsidiary of Parent (“Ticketmaster Spinco”), Interval Leisure Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Interval Spinco”), HSN, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“HSN Spinco”), and Tree.com, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Tree Spinco”, together with Ticketmaster Spinco, Interval Spinco, and HSN Spinco, the “Spincos”, and each of the Spincos, a “Spinco”).  Each of Parent, Ticketmaster Spinco, Interval Spinco, HSN Spinco and Tree Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H

WHEREAS, the Parties have entered into a Separation and Distribution Agreement, dated as of August 20, 2008 (the “Separation Agreement”), providing for the restructuring of Parent and its subsidiaries into the Parent Group, the Ticketmaster Spinco Group, the Interval Spinco Group, the HSN Spinco Group, and the Tree Spinco Group (each as defined herein);

WHEREAS, pursuant to the terms of the Separation Agreement, Parent and its subsidiaries will consummate a series of internal restructuring steps (the “Internal Restructuring Steps”) described in the Transactions Memo;

WHEREAS, for federal income tax purposes, it is intended that the Internal Distributions (as defined herein) shall qualify as tax-free transactions under Sections 355(a) and/or 368(a)(1)(D) of the Code;

WHEREAS, pursuant to the terms of the Separation Agreement, the Parties will effect the Distributions (as defined herein) and related transactions;

WHEREAS, for federal income tax purposes, it is intended that the Distributions shall qualify as tax-free transactions under Sections 355(a) and/or 368(a)(1)(D) of the Code;

WHEREAS, at the close of business on the Distribution Date of a Spinco, the taxable year of such Spinco shall close for federal income tax purposes; and

WHEREAS, the Parties wish to provide for the payment of Income Taxes and Other Taxes and entitlement to Refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1.             Definitions.  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Separation Agreement.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Aggregate Spin-Off Tax Liabilities” shall mean the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

“Breaching Party” shall have the meaning set forth in Section 8(c) hereof.

“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of a Spinco Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period during which the member of the Spinco Group was included in a Combined Return filed for such Pre-Distribution Taxable Period.

“Carryback Spinco” shall have the meaning set forth in Section 7(b) hereof.

“Cash Acquisition Merger” shall mean a merger of a newly-formed Subsidiary of a Spinco with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned directly or indirectly by such Spinco) pursuant to which such Spinco acquires such corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash and no Equity Securities of such Spinco or any Subsidiary of such Spinco are issued, sold, redeemed or acquired, directly or indirectly.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of a Spinco Group.

“Compensatory Equity Interests” shall have the meaning set forth in Section 11(a).

“Delayed Common Stock” shall have the meaning ascribed to such term in the EMA.

“Distribution” or “Distributions” shall mean, individually or collectively, the Ticketmaster Spinco Distribution, the Interval Spinco Distribution, the HSN Spinco Distribution and the Tree Spinco Distribution.

“Distribution Date” shall mean, with respect to a Spinco, the date on which the Distribution of such Spinco is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

“EMA” shall mean the Employee Matters Agreement by and among Parent and the Spincos dated as of August 20, 2008.

“Employing Party” shall have the meaning set forth in Section 11(a) hereof.

“Equity Securities” shall mean any stock or other securities treated as equity for federal income tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

 “Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of any other Taxing Jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of any other Taxing Jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the Taxing Jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” shall mean the Parent Group, the Ticketmaster Spinco Group, the Interval Spinco Group, the HSN Spinco Group or the Tree Spinco Group, as applicable.

“HSN Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which HSN Spinco is the common parent, determined immediately after the HSN Spinco Distribution (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group or any other Spinco Consolidated Group).

“HSN Spinco Distribution” shall mean the distribution by Parent of all the common stock of HSN Spinco pro rata to holders of Distributing Common Stock and Distributing Class B Common Stock.

“HSN Spinco Group” shall mean (a) HSN Spinco and each Person that is a direct or indirect Subsidiary of HSN Spinco (including any Subsidiary of HSN Spinco that is disregarded for federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the HSN Spinco Distribution after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into HSN Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Income Taxes” (a) shall mean (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments that are based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to a Party and the members of its Group, the excess of (a) the hypothetical Income Tax Liability of the Party and the members of its Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of the Party or the members of its Group for such taxable period, calculated taking into account such Carryback (and treating any Refund as a negative Income Tax Liability for purposes of such calculation).

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Spinco” shall have the meaning set forth in Section 3(b) hereof.

“Injured Party” shall have the meaning set forth in Section 8(c) hereof.

“Internal Distribution” shall mean any of the Internal Restructuring Steps that is intended to qualify as a tax-free transaction under Section 355(a) and/or 368(a)(1)(D) of the Code.

“Internal Restructuring Steps” shall have the meaning set forth in the recitals to this Agreement.

“Interval” shall mean Interval Acquisition Corp.

“Interval Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Interval Spinco is the common parent, determined immediately after the Interval Spinco Distribution (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group or any other Spinco Consolidated Group).

 “Interval Spinco Distribution” shall mean the distribution by Parent of all the common stock of Interval Spinco pro rata to holders of Distributing Common Stock and Distributing Class B Common Stock.

“Interval Spinco Group” shall mean (a) Interval Spinco and each Person that is a direct or indirect Subsidiary of Interval Spinco (including any Subsidiary of Interval Spinco that is disregarded for federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Interval Spinco Distribution after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Interval Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“IRS” shall mean the Internal Revenue Service.

“IRS Ruling” shall mean any private letter ruling issued by the IRS in connection with any of the Spin-Off-Related Transactions.

“IRS Ruling Documents” shall mean the request for a private letter ruling submitted by Parent to the IRS on April 11, 2008, together with the appendices and exhibits thereto, and any supplemental filings or other materials subsequently submitted to the IRS in connection with the Spin-Off-Related Transactions.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent,

accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Option” shall have the meaning ascribed to such term in the EMA.

“Other Tax Returns” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Distributions after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

“Participating Spinco” shall have the meaning set forth in Section 6(d) hereof.

“Party” or “Parties” shall have the meaning set forth in the recitals to this Agreement.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Sections 4(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean, with respect to a Spinco and its Subsidiaries, a taxable period that begins after the Distribution Date of such Spinco.

“Pre-Distribution Taxable Period” shall mean, with respect to a Spinco and its Subsidiaries, a taxable period that ends on or before the Distribution Date of such Spinco.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

“Refund” shall mean any refund of Taxes, including any reduction in Tax Liabilities by means of a credit, offset or otherwise.

“Relying Party” shall have the meaning set forth in Section 8(d) hereof.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Representing Spinco” shall have the meaning set forth in Section 4(a) hereof.

“Requesting Spinco” shall have the meaning set forth in Section 4(c)(ii) hereof.

“Responsible Spinco” shall have the meaning set forth in Section 4(e) hereof.

“Restriction Period” shall mean, with respect to a Spinco, the period beginning on the Distribution Date after the Distribution of such Spinco and ending on the twenty five (25) month anniversary thereof.

“Separate Return” shall mean (a) in the case of any Tax Return required to be filed by any member of a Spinco Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group or any member of any other Spinco Group and (b) in the case of any Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of a Spinco Group.

“Separation Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Specified Restructuring Income Taxes” shall mean any Income Taxes of Parent or any entity that is or was a direct or indirect Subsidiary of Parent prior to the Distributions resulting from (a) the transfer of any Equity Securities of Interval to Interval Spinco prior to the Interval Spinco Distribution; (b) any transfer of assets by FLMG Holdings Corp. to TM Spinco or one of its direct or indirect Subsidiaries prior to the TM Spinco Distribution; (c) any Internal Distribution (or portion thereof) failing to achieve Tax-Free Status, (d) the sum of (i) any money and (ii) the fair market value of other property, in each case, transferred by any Spinco or Interval to any shareholder of such Spinco or Interval in connection with a Distribution exceeding (x) such shareholder’s tax basis in its shares of stock of such Spinco or Interval or (y) the net tax basis of any assets contributed by such shareholder to such Spinco, and (e) the triggering of any excess loss account as a result of the Distributions or the Internal Restructuring Steps.

 “Spinco Adjustment” shall mean, with respect to a Spinco, an adjustment of any item of income, gain, loss, deduction or credit on a Combined Return that is attributable to members of such Spinco Group (including, in the case of any state or local consolidated, combined or unitary income or franchise Taxes, a change in one or more apportionment factors of members of a Spinco Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

 “Spinco Business” shall mean, with respect to a Spinco, each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by such  Spinco or any member of its respective Spinco Group immediately after the Distribution of such Spinco, as set forth in the IRS Ruling Documents (if applicable) and the Tax Opinion Documents.

“Spinco Consolidated Group” or “Spinco Consolidated Groups” shall mean, individually or collectively, the Ticketmaster Spinco Consolidated Group, the Interval Spinco Consolidated Group, the HSN Spinco Consolidated Group, and the Tree Spinco Consolidated Group.

“Spinco Group” or “Spinco Groups” shall mean, individually or collectively, the Ticketmaster Spinco Group, the Interval Spinco Group, the HSN Spinco Group, and the Tree Spinco Group.

“Spinco Separate Return” shall mean any Separate Return required to be filed by a Spinco or any member of its respective Spinco Group, including, without limitation, (a) any consolidated federal Income Tax Returns of the Spinco Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period and (b) any consolidated federal Income Tax Returns for any group of which any member of the Spinco Group was the common parent.

 “Spin-Off-Related Transactions” shall mean, with respect to a Distribution of a Spinco, any related contribution of assets to, and assumption of liabilities by, such Spinco, the Distribution of such Spinco and any Internal Restructuring

Steps associated with such Distribution, in each case, as described in the Transactions Memo.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in a Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities at the highest Underpayment Rate in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Supplying Party” shall have the meaning set forth in Section 8(d) hereof.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(a) hereof.

“Tax Counsel” shall mean tax counsel or an accounting firm of recognized national standing that is acceptable to Parent in its sole discretion.

“Taxes” shall mean Income Taxes and Other Taxes.

“Tax-Free Status” shall mean, with respect to a Distribution, the qualification of each of the Spin-Off-Related Transactions (other than the transfer by Parent of its membership interests in LendingTree, LLC to LendingTree Holdings Corp.) as (a) a transaction described in Sections 355(a) and/or 368(a)(1)(D) of the Code (or, in the case of the Internal Restructuring Steps associated with a Distribution, the qualification of such Internal Restructuring Steps as one or more transactions that are generally tax-free for federal income tax purposes pursuant to Section 351, Section 355, Section 368(a), Sections 332 and 337, or otherwise), (b) except with respect to the Distribution of Tree Spinco, as a transaction in which the stock distributed thereby is

“qualified property” for purposes of Section 361(c) of the Code, and (c) as a transaction in which the Parties and the members of their respective Groups recognize no income or gain other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax one or more of the Parties or any of their respective Affiliates.

“Tax Liabilities” shall mean any liabilities for Taxes.

“Tax Opinions” shall mean the tax opinions issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

“Tax Opinion Documents” shall mean the Tax Opinions and the information and representations provided by, or on behalf of, the Parties to Tax Counsel in connection therewith.

“Tax-Related Losses” shall mean:

(a)           the Aggregate Spin-Off Tax Liabilities,

(b)           all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

(c)           all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by a Party in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by a Party or its respective Affiliates, in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

“Ticketmaster Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Ticketmaster Spinco is the common parent, determined immediately after the Ticketmaster Spinco Distribution (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group or any other Spinco Consolidated Group).

“Ticketmaster Spinco Distribution” shall mean the distribution by Parent of all the common stock of Ticketmaster Spinco pro rata to holders of Distributing Common Stock and Distributing Class B Common Stock.

“Ticketmaster Spinco Group” shall mean (a) Ticketmaster Spinco and each Person that is a direct or indirect Subsidiary of Ticketmaster Spinco (including any Subsidiary of Ticketmaster Spinco that is disregarded for federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Ticketmaster Spinco Distribution after giving effect to the Spin-Off-Related

Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Ticketmaster Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Tree Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Tree Spinco is the common parent, determined immediately after the Tree Spinco Distribution (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group or any other Spinco Consolidated Group).

“Tree Spinco Distribution” shall mean the distribution by Parent of all the common stock of Tree Spinco pro rata to holders of Distributing Common Stock and Distributing Class B Common Stock.

“Tree Spinco Group” shall mean (a) Tree Spinco and each Person that is a direct or indirect Subsidiary of Tree Spinco (including any Subsidiary of Tree Spinco that is disregarded for federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Tree Spinco Distribution after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Tree Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction (a) will not disqualify any of the Spin-Off-Related Transactions from having Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the IRS Ruling (if applicable) or the Tax Opinions; provided, that any tax opinion obtained in connection with a proposed acquisition of Equity Securities of a Spinco (or any entity treated as a successor to such Spinco), other than Tree Spinco, entered into during the Restriction Period shall not qualify as an Unqualified Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution of such Spinco.

2.             Filing of Tax Returns; Payment of Taxes.

(a)           Filing of Tax Returns; Payment of Income Taxes and Other Taxes.

(i)            Parent Consolidated Returns; Other Combined Returns.  Parent shall prepare and file or cause to be prepared and filed (A) all consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns for all taxable periods that end, with respect to a Spinco, on or before the Distribution Date of such Spinco.  Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return (in each case, including any increase in such Tax Liabilities attributable to a Final Determination with respect to a Pre-Distribution Taxable Period (including a Spinco Adjustment); provided that Parent shall not be responsible for any Spinco Adjustment if the Spinco Group to which such Spinco Adjustment relates fails to promptly provide such cooperation as is requested by Parent in connection with Parent’s conduct of the Proceeding to which such Final Determination relates).

(ii)           Parent Separate Returns.  Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns for all taxable periods.  Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(iii)          Spinco Adjustments.  If a Spinco fails to promptly provide such cooperation as is requested by Parent in connection with Parent’s conduct of a Proceeding relating to a Spinco Adjustment with respect to such Spinco, such Spinco shall pay and shall be responsible for any Tax Liabilities (including any Specified Restructuring Income Tax Liabilities) attributable to such Spinco Adjustment.

(iv)          Spinco Separate Returns.  Each Spinco shall prepare and file or cause to be prepared and filed its respective Spinco Separate Returns for all taxable years.  Each Spinco shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on its Spinco Separate Returns (including any increase in such Tax Liabilities attributable to a Final Determination).

(b)           Preparation of Tax Returns.

(i)            Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i) or (ii).  Any Tax Return filed by Parent pursuant to Section 2(a)(i) with respect to any Pre-Distribution Taxable Period shall, to the extent relating to one or more of the Spincos or their respective Spinco Groups, be prepared in good faith.  For the avoidance of doubt, with respect to the consolidated federal income tax return of Parent and its subsidiaries for any taxable year that includes one or more Distributions, Parent shall determine in its sole discretion whether to elect ratable allocation under Treasury Regulation Section 1.1502-76.  Each Spinco shall, and shall cause each member of its respective Spinco Group to, take all actions necessary to give effect to such election.  Each Spinco shall, and shall cause each member of its respective Spinco Group to, prepare and submit at Parent’s request (but in no event later than 90 days after such request), at its own expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request, including any such information requested to enable Parent to prepare any Tax Return required to be filed by Parent pursuant to Section 2(a)(i).

(ii)           Except as otherwise required by applicable law or as a result of a Final Determination, (A) no Party shall, or permit or cause any member of its respective Group to, take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under state, local or foreign law) and, (B) no Spinco shall, or permit or cause any member of its respective Spinco Group to, take any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by Parent pursuant to Section 2(a) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

3.             Indemnification for Income Taxes and Other Taxes.

(a)           Indemnification by Parent.  From and after the Distribution of a Spinco, except as otherwise provided in Sections 3(b) and 3(c), Parent and each member of the Parent Group shall be responsible for and shall jointly and severally indemnify, defend and hold harmless such Spinco and each member of its Spinco Group and each of its Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all Spin-Off Tax Liabilities incurred by any member of the Parent Group, (ii) without duplication, all Tax Liabilities that any member of the Parent Group is required to pay pursuant to Section 2, (iii) all Taxes, Spin-Off Tax Liabilities and Tax-Related Losses incurred by any member of any Group by reason of the breach by Parent or a member of the Parent Group of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), and (iv) all Specified Restructuring Income Taxes; provided, however, that neither Parent nor any member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(a) to the extent that such indemnification obligation is otherwise attributable to a breach by a Spinco (or a member of its Group) of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions; provided further, that (x) in the event that an IRS Ruling is not obtained with respect to the Distribution of a Spinco, neither Parent nor such Spinco shall be deemed to make any representations regarding such Distribution in the IRS Ruling Documents, and (y) no Spinco makes any representations regarding any facts that, if untrue, would result in Specified Restructuring Income Taxes (other than representations regarding (1) whether such Spinco is engaged in the active conduct of a trade or business within the meaning of Section 355(b) of the Code, (2) such Spinco’s conduct after the Distribution, and (3) the matters set forth in Section 4(a)(iii) hereof).  If the indemnification obligation of Parent or any member of the Parent Group under this Section 3(a) (or any adjustment for which Parent is responsible pursuant to this Section 3(a), including any adjustment with respect to a Tax Return for which Parent is responsible pursuant to Section

2(a)(i)) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to a Spinco or any member of such Spinco’s Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then each Spinco receiving such Tax Benefit shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that such Spinco or any member of its Spinco Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which such Spinco or any member of its Spinco Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation).  Each Spinco receiving the Tax Benefit shall pay Parent for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

(b)           Indemnification by Spincos.  From and after the Distribution Date of a Spinco, such Spinco (an “Indemnifying Spinco”) and each member of its Spinco Group shall be responsible for and shall jointly and severally indemnify, defend and hold harmless each other Party and the members of each other Party’s respective Group and their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all Tax Liabilities (including Specified Restructuring Income Taxes), Spin-Off Tax Liabilities and Tax-Related Losses that the Indemnifying Spinco or any member of its Spinco Group is required to pay under Section 2(a)(iii) and (iv) or is responsible for under Section 4(e) (including, without limitation, any Tax Liabilities or Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which the Indemnifying Spinco is liable pursuant to Section 4(e)(i)); provided, that a Spinco shall not be responsible for (and Parent shall indemnify such Spinco for) Specified Restructuring Income Taxes payable with respect to any Tax Return described in Section 2(a)(iv) except to the extent such Spinco is responsible for such Taxes under clause (ii) hereof; (ii) all Taxes (including Specified Restructuring Income Taxes), Spin-Off Tax Liabilities and other Tax-Related Losses incurred by any member of any Group by reason of the breach by the Indemnifying Spinco or any member of its Spinco Group of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions (irrespective of whether Parent made the same representation on behalf of, or with respect to, such Spinco) and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses); provided, that (x) in the event that an IRS Ruling is not obtained with respect to the Distribution of a Spinco, such Spinco shall not be deemed to make any representations regarding such Distribution in the IRS Ruling Documents, and (y) no Spinco makes any representations regarding any facts that, if untrue, would result in Specified Restructuring Income Taxes (other than representations regarding (1) whether such Spinco is engaged in the active conduct of a trade or business within the meaning of Section 355(b) of the Code, (2) such Spinco’s conduct after the Distribution, and (3) the matters set forth in Section 4(a)(iii) hereof).  If the indemnification obligation of a Spinco or any member of its Spinco Group under this Section 3(b) (or any adjustment for which such Spinco is responsible pursuant to this Section 3(b)) results in a Tax Benefit to another Party or any member of such other Party’s Group, which would not, but for the Tax which is the subject of the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then each Party receiving such Tax Benefit shall pay the Indemnifying Spinco the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that the Party or any member of its Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which the Party or any member of its Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation).  Each Party receiving such Tax Benefit shall pay the Indemnifying Spinco for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

(c)           Spinco Group Indemnification Failure.  In the event that (i) pursuant to a Final Determination, any member of a Spinco Group is liable for, or otherwise required to make a payment in respect of, Spin-Off Tax Liabilities for which such Spinco Group is not responsible pursuant to this Agreement and (ii) full indemnification cannot be obtained from the Spinco Group responsible for such Spin-Off Tax Liabilities pursuant to this Agreement, Parent and each member of the Parent Group shall jointly and severally indemnify, defend and hold harmless the Spinco referred to in clause (i) and each member of its Spinco Group and each of its respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco Group referred to in clause (ii).  Upon any payment by Parent or any member of the Parent Group in accordance with the preceding sentence, Parent or such member of the Parent Group shall be subrogated to any and all rights (including rights to payment and causes of action, under this Agreement or otherwise) of each member of the Spinco Group described in clause (i) in connection with the Final Determination at issue.

(d)           Timing of Indemnification Payments.  Any payment and indemnification made pursuant to this Section 3 shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i)            in the case of an indemnification obligation with respect to any Tax Liabilities or Spin-Off Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii)           in the case of any payment or indemnification of any Losses not otherwise described in clause (i) of this Section 3(d) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

4.             Spin-Off Related Matters.

(a)           Representations.

(i)            IRS Ruling Documents and Tax Opinion Documents.  Each Spinco (a “Representing Spinco”) hereby represents and warrants that (A) such Representing Spinco has examined the IRS Ruling Documents and the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of the Representing Spinco or any member of its Spinco Group, or the

Spinco Business of such Spinco Group), and (B) to the extent in reference to such Representing Spinco, any member of its Spinco Group, or the Spinco Business of such Spinco Group, the facts presented and the representations made therein are true, correct and complete; provided, that (x) in the event that an IRS Ruling is not obtained with respect to the Distribution of a Spinco, such Spinco shall not be deemed to make any representations regarding such Distribution in the IRS Ruling Documents, and (y) no Spinco makes any representations regarding any facts that, if untrue, would result in Specified Restructuring Income Taxes (other than representations regarding (1) whether such Spinco is engaged in the active conduct of a trade or business within the meaning of Section 355(b) of the Code, (2) such Spinco’s conduct after the Distribution, and (3) the matters set forth in Section 4(a)(iii) hereof).

(ii)           Tax-Free Status.  Each Representing Spinco hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action, in each case, from and after its respective Distribution that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation Agreement, the IRS Ruling Documents, the Tax Opinion Documents or any of the Ancillary Agreements to be untrue; provided, that, in the event that an IRS Ruling is not obtained with respect to the Distribution of a Spinco, such Spinco shall not be deemed to make any representations regarding the IRS Ruling Documents.

(iii)          Plan or Series of Related Transactions.  Each Representing Spinco hereby represents and warrants that, during the two-year period ending on the Distribution Date of such Spinco, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of such Spinco Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Equity Securities of such Spinco (or any predecessor); provided that no representation is made by any Spinco regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation 1.355-7(h)) by any one or more officers or directors of Parent.

(b)           Covenants.

(i)            Actions Consistent with Representations and Covenants.  From and after its respective Distribution, no Spinco (or any member of its respective Spinco Group) shall take any action, or fail to take any action or permit any member of its respective Group, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation made in connection with the IRS Ruling (if applicable), the Tax Opinions, the Separation Agreement or this Agreement.

(ii)           Preservation of Tax-Free Status; Spinco Business.  From and after its respective Distribution, no Spinco shall (A) take any action or permit any member of its respective Spinco Group to take any action, and each Spinco shall not fail to take any action or permit any member of its respective Spinco Group to fail to take any action, in each case, unless such action or failure to act could not reasonably be expected to cause any of the Spin-Off-Related Transactions to fail to have Tax-Free Status or could not require any of the Parties to reflect a liability or reserve for Income Taxes with respect to any of the Spin-Off-Related Transactions in its financial statements, and (B) until the first day after the Restriction Period, engage in any transaction that could reasonably be expected to result in it or any member of its respective Spinco Group ceasing to be a company engaged in its respective Spinco Business.

(iii)          Sales, Issuances and Redemptions of Equity Securities. From and after its respective Distribution until the first day after the Restriction Period applicable to a Spinco, such Spinco shall not and shall not agree to (and shall cause the members of its respective Spinco Group not to and not to agree to) sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of such Spinco or any member of its Spinco Group; provided, however, that (A) the adoption of a shareholder rights plan shall not constitute a sale or issuance of Equity Securities, (B) a Spinco may issue Equity Securities to the extent the issuance satisfies Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (C) members of a Spinco Group (other than a Spinco) may issue or sell Equity Securities to other members of the same Spinco Group, and may redeem or purchase Equity Securities from other members of the same Spinco Group, in each case, to the extent not inconsistent with the Tax-Free Status of the Spin-Off Related Transactions.  Anything in this Section 4(b)(iii) to the contrary notwithstanding, there shall be no limitation on the ability of Tree Spinco to issue Equity Securities of Tree Spinco (or any member of its Group to issue Equity Securities of such member) to any Person, or to redeem or otherwise acquire from any Person, any Equity Securities of Tree Spinco or any member of its Group; provided that any redemption or acquisition of Equity Securities of Tree Spinco by Tree Spinco or any member of its Spinco Group prior to (or pursuant to an agreement or arrangement negotiated, in whole or in part, prior to) the first anniversary of the Distribution Date of Tree Spinco shall be permitted only if such transaction satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30.

(iv)          Tender Offers; Other Business Combination Transactions. From and after its respective Distribution, until the first day after the Restriction Period applicable to a Spinco, such Spinco shall (and shall cause the members of its Spinco Group) not to (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, Equity Securities of such Spinco, (B) participate in or support any unsolicited tender offer for, or other acquisition or disposition of, Equity Securities of such Spinco, or (C) approve or otherwise permit any transaction described in clauses (A) or (B).  In addition, no Spinco (nor any members of its respective Spinco Group) shall at any time, whether before or subsequent to the expiration of the Restriction Period applicable to such Spinco, engage in any action described in clauses (A), (B) or (C) of the preceding sentence pursuant to an agreement or arrangement negotiated (in whole or in part) prior to the first anniversary of the Distribution of such Spinco, even if at the time of the Distribution or thereafter such action is subject to one or more conditions.  Anything in this Section 4(b)(iv) to the contrary notwithstanding, unless (x) such action is taken prior to the first anniversary of the Distribution Date of Tree Spinco (or pursuant to an agreement or arrangement negotiated, in whole or in part, prior to the first anniversary of the Distribution Date of Tree Spinco) and (y) relates to a “subsequent sale or exchange” (within the meaning of Treasury Regulation Section 1.355-2(d)(2)(iii) (taking into account clause (E) thereof) of Tree Spinco stock, the limitations described in this Section 4(b)(iv) shall not apply to Tree Spinco (or any member of its Spinco Group).

(v)           Dispositions of Assets. From and after its respective Distribution until the first day after the Restriction Period, no Spinco (nor any member of its respective Spinco Group) shall sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the gross assets of such Spinco or more than 30% of the consolidated gross assets of such Spinco Group.  The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, or (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of such Spinco (or any member of its Spinco Group).  The percentages of gross assets or consolidated gross assets of such Spinco or its respective Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such Spinco and the members of its respective Spinco Group as of the Distribution Date of such Spinco.  For purposes of this Section 4(b)(v), a merger of a Spinco or one of its Subsidiaries with and into any Person shall constitute a disposition of all of the assets of such Spinco or such Subsidiary.

(vi)          Liquidations, Mergers, Reorganizations. From and after its respective Distribution until the first day after the Restriction Period, no Spinco (nor any of its Subsidiaries) shall, or shall agree to, voluntarily dissolve or liquidate (including by converting into an entity that is treated as a “disregarded entity” or partnership for federal income tax purposes) or engage in any transaction involving a merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, that, mergers of direct or indirect wholly-owned Subsidiaries of a Spinco solely with and into such Spinco or with other direct or indirect wholly-owned Subsidiaries of such Spinco, and liquidations of such Spinco’s wholly-owned subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.

(c)           Permitted Transactions.

(i)            Anything in Sections 4(b)(iii) and 4(b)(iv) to the contrary notwithstanding, a Spinco (or any member of its Group) shall not be prohibited from entering into or consummating a transaction otherwise prohibited solely by Section 4(b)(iii) or 4(b)(iv), if such transaction, together with any other transaction or transactions previously permitted pursuant to this Section 4(c)(i), would not result in one or more Persons acquiring, directly or indirectly, Equity Securities representing a 10% or greater interest, by vote or value, in such Spinco (or any successor thereto) pursuant to one or more transactions that have not been approved by Parent pursuant to Section 4(c)(ii).  In the event the transaction at issue is a redemption or purchase of Equity Securities of a Spinco by such Spinco or a member of its Spinco Group prior to (or pursuant to an agreement or arrangement negotiated, in whole or in part, prior to) the first anniversary of the Distribution Date of such Spinco, such transaction shall be permitted only if it also satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30.

(ii)           Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), during the Restriction Period, a Spinco (the “Requesting Spinco”) may (i) issue, sell, redeem or otherwise acquire (or cause a member of its respective Spinco Group to issue, sell, redeem or otherwise acquire) its own Equity Securities or Equity Securities of any member of its respective Spinco Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(iii) (determined after giving effect to Section 4(c)(i)), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4(b)(iv) (determined after giving effect to Section 4(c)(i)), (iii) sell or otherwise dispose of its assets or the assets of any member of its respective Spinco Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(v), or (iv) merge itself or any member of its respective Spinco Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4(b)(vi), if and only if such transaction would not violate Section 4(b)(i) or Section 4(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 4(c)(ii), and prior to consummating any such transaction: (X) the Requesting Spinco obtains Parent’s written consent (which may be withheld in Parent’s sole discretion), (Y) the Requesting Spinco provides Parent with an Unqualified Tax Opinion (or, subject to Section 4(d)(iii), a private letter ruling), in each case, in form and substance satisfactory to Parent in its sole and absolute discretion exercised in good faith (and in determining whether an opinion or ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion or supplemental ruling), or (Z) the Requesting Spinco shall request that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) in accordance with Section 4(d)(ii) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and Parent shall have received such private letter ruling, in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith.  Notwithstanding the foregoing, with respect to any action or transaction involving an acquisition of the Requesting Spinco’s stock entered into at least 18 months after the Distribution Date of the Requesting Spinco, the Requesting Spinco shall be permitted to consummate such transaction if it delivers an unconditional officer’s certificate establishing facts evidencing that such acquisition satisfies the requirements of Safe Harbor III in Treasury Regulation Section 1.355-7(d), and Parent, after due diligence, is satisfied with the accuracy of such certification.

(d)           Private Letter Rulings and Restrictions on the Spincos.

(i)            Private Letter Ruling at Parent’s Request.  Parent shall have the right to obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) in its sole discretion.  If Parent determines to obtain a private letter ruling, each Spinco shall (and shall cause each member of its respective Spinco Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that none of the Spincos shall be required to make (or cause any member of their respective Spinco Groups to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(ii)           Private Letter Rulings at Spinco’s Request.  Parent agrees that at the reasonable request of a Requesting Spinco pursuant to Section 4(c), Parent shall (and shall cause each member of the Parent Group to) cooperate with the Requesting Spinco and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a private letter ruling (or supplemental private letter ruling) from the IRS for the purpose of confirming compliance on the part of the Requesting Spinco or any member of its respective Spinco Group with its obligations under Section 4(b) of this Agreement.  Further, in no event shall Parent be required to file any request for a private letter ruling under this Section 4(d)(ii) unless the Requesting Spinco represents that (A) it has reviewed the request for the private letter ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the Requesting Spinco’s Spinco Group contained in the IRS Ruling Documents (if applicable) or Tax Opinion Documents are true, correct and complete in all material respects.  The Requesting Spinco shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a private letter ruling requested by the Requesting Spinco within 10 Business Days after receiving an invoice from Parent therefor.  Each Spinco hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a private letter ruling, and that only Parent shall have the right to apply for a private letter ruling relating to any of the Spin-Off Related Transactions.  In connection with obtaining a private letter ruling pursuant to this Section 4(d)(ii), (A) Parent shall, to the extent practicable, consult with the Requesting Spinco reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any documents to the IRS provide the Requesting Spinco with a draft copy thereof, (2) reasonably consider the Requesting Spinco’s comments on such documents, and (3) provide the Requesting Spinco with copies of all documents submitted to or received from the Tax Authority in connection with such ruling request; and (C) Parent shall provide the Requesting Spinco with notice reasonably in advance of, and the Requesting Spinco shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such supplemental private letter ruling.

(iii)          Prohibition on the Spincos.  Each Spinco hereby agrees that, except to the extent permitted by Section 4(d)(ii) or as otherwise consented to by Parent in writing, neither it nor any member of its respective Spinco Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning any of the Spin-Off-Related Transactions (or the impact of any transaction on any of the Spin-Off-Related Transactions).

(e)           Liability of each Spinco for Undertaking Certain Actions.  Notwithstanding anything in this Agreement to the contrary, each Spinco (a “Responsible Spinco”) and the members of its respective Spinco Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(i)            any act or failure to act by the Responsible Spinco or any member of its respective Spinco Group, which action or failure to act is inconsistent with any of the covenants set forth in Sections 4(b)(i) through 4(b)(vi) of this Agreement, in each case, determined without regard to any of the exceptions or provisos contained in such provisions or in Section 4(c)), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that is inconsistent with Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Sections 4(b)(iii) through 4(b)(vi);

(ii)           any acquisition or disposition of Equity Securities of the Responsible Spinco or any member of its respective Spinco Group occurring after the Distribution of such Spinco by any Person or Persons (including, without limitation, as a result of an issuance of the Responsible Spinco’s Equity Securities or a merger of another entity with and into the Responsible Spinco or any member of its respective Spinco Group) or any acquisition of assets of the Responsible Spinco or any member of its respective Spinco Group (including, without limitation, as a result of a merger) occurring after the Distribution of such Spinco by any Person or Persons; and

(iii)          any breach by the Responsible Spinco or any member of its Spinco Group of a representation or covenant made in this Agreement, the Separation Agreement, any Ancillary Agreement, or any documents relating to the IRS Ruling or the Tax Opinions; provided, that (x) in the event that an IRS Ruling is not obtained with respect to the Distribution of a Spinco, such Spinco shall not be deemed to make any representations regarding such Distribution in the IRS Ruling Documents, and (y) no Spinco makes any representations regarding any facts that, if untrue, would result in Specified Restructuring Income Taxes (other than representations regarding (1) whether such Spinco is engaged in the active conduct of a trade or business within the meaning of Section 355(b) of the Code, (2) such Spinco’s conduct after the Distribution, and (3) the matters set forth in Section 4(a)(iii) hereof).

(f)           Cooperation.

(i)            Without limiting the prohibition set forth in Section 4(d)(iii), until the first day after the Restriction Period, each Spinco shall furnish Parent with a copy of any ruling request that any member of its respective Spinco Group may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Spin-Off-Related Transactions with respect to such Spinco.

(ii)           Each Party shall reasonably cooperate with the Requesting Spinco in connection with any request by the Requesting Spinco for an Unqualified Tax Opinion  pursuant to Section 4(c)(ii).

(iii)          Until the first day after the Restriction Period, each Spinco shall provide adequate advance notice to Parent in accordance with the terms of Section 4(f)(iv) of any action described in Sections 4(b)(i) through 4(b)(vi) within a period of time sufficient to enable Parent to seek injunctive relief pursuant to Section 4(g) in a court of competent jurisdiction; provided that Tree Spinco shall not be required to provide advance notice with respect to any action described in Sections 4(b)(iii) through 4(b)(vi) with respect to which Tree Spinco is not subject to restrictions.

(iv)          Each notice required by Section 4(f)(iii) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of such Spinco, (B)

the approximate number of Equity Securities (and their voting and economic rights) of such Spinco or any member of its respective Spinco Group (if any) proposed to be sold (or otherwise issued) or acquired, (C) the approximate value of such Spinco’s assets (or assets of any member of its respective Spinco Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief.  Promptly, but in any event within 30 days, after Parent receives such written notice from such Spinco, Parent shall notify such Spinco in writing of Parent’s decision to seek injunctive relief pursuant to Section 4(g).

(v)           From and after its respective Distribution until the first day after the Restriction Period, no Spinco nor any member of its respective Spinco Group shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation made with respect to such Spinco in connection with the IRS Ruling (but only if such IRS Ruling was received) and/or the Tax Opinions to have been untrue as of the relevant representation date, had such Spinco or any member of its respective Spinco Group intended to take (or refrain from taking) such action on the relevant representation date.

(g)           Enforcement.  The Parties acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 4 were not performed in accordance with their specific terms or were otherwise breached.  The Parties agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

5.            Refunds.  Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Taxes paid with respect to any Tax Return for which Parent or any member of the Parent Group is responsible pursuant to Section 2.  Each Spinco shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Taxes paid with respect to any Tax Return for which it or members of its respective Spinco Group are responsible pursuant to Section 2.  Notwithstanding the foregoing, in the event a Party obtains a Refund of Taxes for which it was indemnified by another Party (other than Taxes for which a Spinco is responsible pursuant to Section 2(a)(iii)), the indemnifying Party shall be entitled to such Refund.  A Party receiving a Refund to which another Party is entitled pursuant to this Section 5 shall pay the amount to which such other Party is entitled within fifteen Business Days after such Refund is Actually Realized.  The Parties shall cooperate with each other in connection with any claim for a Refund in respect of a Tax for which any member of their respective Groups is responsible pursuant to Section 2.

6.            Tax Contests.

(a)           Notification.  Each Party shall notify the other Parties in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax Liability (or any issue related thereto) of any Party or member of its Group, for which another Party or member of its Group, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any Distribution-Related Proceeding (no matter which Party is responsible), such notice shall be provided no later than ten

(10) Business Days after such Party first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding.  The notifying Party shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by such notifying Party or member of its Group.  The failure of one Party to notify the other Parties of such communication in accordance with the immediately preceding sentence shall not relieve such other Party of any liability or obligation that it may have under this Agreement, except to the extent that the failure timely to forward such notification actually prejudices the ability of such other Party to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

(b)          Representation with Respect to Tax Disputes.  Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to administer and control and to employ counsel of its choice at its expense in any Proceeding (including any Distribution-Related Proceeding) relating to (i) any consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns.  Each Spinco (or such member of its respective Spinco Group as such Spinco shall designate) shall have the sole right to administer and control and to employ counsel of its choice at its expense in any Proceeding (excluding any Distribution-Related Proceeding) relating to its respective Spinco Consolidated Return or Spinco Separate Return.

(c)           Power of Attorney.  Each Spinco (and members of its respective Group) shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d)          Distribution-Related Proceedings.

(i)            In the event of any Distribution-Related Proceeding as a result of which a Spinco could reasonably be expected to become liable for any Tax or Tax-Related Losses (each, a “Participating Spinco”) and which Parent has the right to administer and control pursuant to Section 6(b) above, (A) Parent shall consult with each Participating Spinco reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall offer each Participating Spinco a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide each Participating Spinco copies of any written materials relating to such Proceeding received from the relevant Tax Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Proceeding shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9 of the Separation Agreement.

(ii)           In the event of any Distribution-Related Proceeding with respect to any  Spinco Separate Return, (A) such Spinco shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) such Spinco shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) such Spinco shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) such Spinco shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7.            Apportionment of Tax Attributes; Carrybacks.

(a)          Apportionment of Tax Attributes.

(i)            If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to any Spinco or the members of its respective Spinco Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of such Spinco (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(ii)           No Tax Attribute with respect to consolidated federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to any Spinco or any member of its respective Spinco Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(iii)          Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to a Spinco or any member of its respective Spinco Group in accordance with this Section 7(a) and applicable law, and the amount of tax basis and earnings and profits to be apportioned to such Spinco or any member of its respective Spinco Group in accordance with applicable law, and shall provide written notice of the calculation thereof to such Spinco as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent.

(iv)          The written notice delivered by Parent pursuant to Section 7(a)(iii) shall be binding on each Spinco Group and shall not be subject to dispute resolution. Except as otherwise required by a change in applicable law or pursuant to a Final Determination, no Spinco shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(b)          Carrybacks.  Except to the extent otherwise consented to by Parent or prohibited by applicable law, each Spinco shall elect to relinquish, waive or otherwise forgo all Carrybacks.  In the event that a Spinco (the “Carryback Spinco”), or the appropriate member of its respective Spinco Group, is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) each Party shall cooperate with the Carryback Spinco, at the Carryback Spinco’s expense, in seeking from the appropriate Tax

Authority such Refund as reasonably would result from such Carryback, and (ii) the Carryback Spinco shall be entitled to any Income Tax Benefit Actually Realized by a member of another Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that the Carryback Spinco shall indemnify and hold the members of the other Party’s Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the other Party’s Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Carryback.  If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the other Party’s Group that is directly attributable to a Carryback, then the other Party (or its designee) shall make a payment to the Carryback Spinco, or the Carryback Spinco shall make a payment to the other Party (or its designee), as may be necessary to adjust the payments between the Carryback Spinco and the other Party (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 7(b).

8.           Cooperation and Exchange of Information.

(a)           Cooperation and Exchange of Information.  Each Party, on behalf of itself and the members of its Group, agrees to provide each other Party (or its designee) with such cooperation or information as such other Party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by any of the other Parties (or their designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for the other Party to exercise its rights under this Agreement, and (v) the use of the Party’s reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.  It is expressly the intention of the Parties to take all actions that shall be necessary to establish Parent as the sole agent for Tax purposes of each member of the Spinco Groups with respect to all

Combined Returns.  Upon reasonable notice, each Party shall make its, or shall cause the members of its respective Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b)           Retention of Records. The Parties each agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.  From and after the end of the period described in the preceding sentence of this Section 8(b), if a Party or a member of its respective Group wishes to dispose of any such records and documents, then such Party shall provide written notice thereof to the other Parties and shall provide the other Parties the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if no other Party, within such 90-day period, confirms its intention to take possession of such records and documents, then the Party wishing to destroy or otherwise dispose of such records and documents may do so.

(c)           Remedies.  Each of the Parties hereby acknowledges and agrees that (i) the failure of any member of its respective Group to comply with the provisions of this Section 8 may result in substantial harm to the other Parties, including the inability to determine or appropriately substantiate a Tax Liability (or a position in respect thereof) for which a Party (or a member of its respective Group) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to one Party (the “Injured Party”) for the breach by a member of another Party (the “Breaching Party”) of its obligations under this Section 8 shall include (without limitation) the indemnification by the Breaching Party of the Injured Party for any Tax Liabilities incurred or any tax benefit lost or postponed by reason of such breach and the forfeiture by the Breaching Party of any related rights to indemnification by the Injured Party.

(d)           Reliance.  If any member of a Group supplies (“Supplying Party”) information to a member of another Group (“Relying Party”) in connection with a Tax Liability and an officer of a member of the Relying Party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of the member of the Relying Party identifying the information being so relied upon, the chief financial officer of Supplying Party (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Each Party agrees to indemnify and hold harmless each member of the other Groups and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of its respective Group having supplied, pursuant to this Section 8, a member of another Group with inaccurate or incomplete information in connection with a Tax Liability.

9.            Resolution of Disputes.  The provisions of Article 9 of the Separation Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, the relevant Parties shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

10.          Payments.

(a)           Method of Payment.  All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the Parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the Parties.  All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b)           Interest.  Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c)           Characterization of Payments.  For all Income Tax purposes, the Parties agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Separation Agreement, by (A) Parent to any of the Spincos as a contribution by Parent to the appropriate Spinco occurring immediately prior to the Distribution of such Spinco, (B) a Spinco to Parent as a distribution by such Spinco occurring immediately prior to the Distribution of such Spinco, and (C) a Spinco to another Spinco as a distribution by the first Spinco to Parent occurring immediately before the Distribution of the first Spinco followed by a contribution by Parent to the recipient Spinco occurring immediately before the Distribution of the second Spinco; and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided that in the event it is determined (A) pursuant to applicable law that it is more likely than not, or (B) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers a Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

11.          Compensatory Equity Interests.

(a)           Allocation of Deductions.  To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of Options to acquire Parent or Spinco stock, vesting of “restricted” Parent stock or Spinco stock, or settlement of restricted stock units or Delayed Common Stock (whether settled in cash or shares), in each case, following the

Distributions, with respect to Parent stock or Spinco stock (such Options, restricted stock, restricted stock units and Delayed Common Stock, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an active employee, solely by the Party that employs such Person at the time of exercise, vesting, or settlement, as applicable, and (ii) in the case of a former employee, solely by the Party that last employed such Person (the Party described in clause (i) or (ii), the “Employing Party”).

(b)           Withholding and Reporting.  The Employing Party (or any of its Affiliates) that is entitled to claim the Tax deductions described in 11(a) with respect to Compensatory Equity Interests held by a current or former employee shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to such Compensatory Equity Interests; provided, that in the event Compensatory Equity Interests are settled by the issuing corporation on a “net basis” that takes into account withholding or other Taxes for which the holder of the Compensatory Equity Interest is responsible, the issuing corporation shall promptly remit to the Employing Party an amount of cash equal to the fair market value of the shares withheld by the issuing corporation in respect of such withholding or other Taxes.

12.           Notices.  Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:

IAC/InterActiveCorp
555 West 18th Street
New York, NY  10011
Attention:  General Counsel
Telecopier:  (212) 632-9642

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  Pamela S. Seymon, Esq.
Telecopier:  (212) 403-2000

If to TM Spinco:

Ticketmaster

8800 Sunset Boulevard

West Hollywood, California 90069

Attention: General Counsel

Telecopier:  (310) 360-3373

If to Interval Spinco:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

Attention: General Counsel

Telecopier:  (305) 667-2072

If to HSN Spinco:

1 HSN Drive

St. Petersburg, Florida 33729

Attention: General Counsel

Telecopier:  (727) 872-6866

If to Tree Spinco:

11115 Rushmore Drive

Charlotte, North Carolina 28277

Attention: General Counsel

Telecopier:  (949) 255-5139

Such names and addresses may be changed by notice given in accordance with this Section 12.

13.           Designation of Affiliate.  Each of the Parties may assign any of its rights or obligations under this Agreement to any member of its respective Group as it shall designate; provided, however, that no such assignment shall relieve the Party making the assignment of any obligation hereunder, including any obligation to make a payment hereunder to another Party, to the extent such designee fails to make such payment.

14.           Miscellaneous.  Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article 13 (Miscellaneous) of the Separation Agreement to the extent set forth therein.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

IAC/INTERACTIVECORP

By:	/s/ Gregory Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President

TICKETMASTER

By:	/s/ Joanne Hawkins
	Name:	Joanne Hawkins
	Title:	Vice President and Assistant Secretary

INTERVAL LEISURE GROUP, INC.

By:	/s/ Joanne Hawkins
	Name:	Joanne Hawkins
	Title:	Vice President and Assistant Secretary

HSN, INC.

By:	/s/ Tanya Stanich
	Name:	Tanya Stanich
	Title:	Vice President and Assistant Secretary

TREE.COM, INC.

By:	/s/ Tanya Stanich
	Name:	Tanya Stanich
	Title:	Vice President and Assistant Secretary

[Signature Page to Tax Sharing Agreement]